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                                                                     EXHIBIT 5.1


                                  November 17, 1997


Platinum Software Corporation
195 Technology Drive
Irvine, California  92617-2402

        RE:    Registration Statement on Form S-8

Ladies and Gentlemen:

        At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Platinum Software Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 and 212,357 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's 1997 Nonqualified Stock Option Plan and the Platinum Software Corporation Clientele Incentive Plan, respectively (the "Plans").

        We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

        Based on the foregoing, it is our opinion that:

        1. stock options, as granted or to be granted in accordance with the Plans, will be legally issued and binding obligations of the Company; and

        2. 712,357 shares of Common Stock, when issued under the Plans and against full payment therefor in accordance with the respective terms and conditions of the Plans, will be legally and validly issued, fully paid and nonassessable.

        We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    STRADLING YOCCA CARLSON & RAUTH